Exhibit 10.1

November 7, 2011

Mr. Gregory Voetsch

c/o John S. Favate, Esq.

Hardin Kundla McKeon & Poletto

673 Morrs Avenue

Springfield, NJ 07081

Re:	Separation from Employment

Dear Greg:

This letter agreement (the “Agreement and Release”) between you and Knight Capital Group, Inc., a Delaware corporation, having its principal place of business at 545 Washington Boulevard, Jersey City, New Jersey 07310 (hereinafter referred to, with its affiliates, collectively as “Knight” or the “Company”), embodies the understanding and agreement between you and the Company with respect to your termination of employment with the Company as follows:

1. Termination. You and the Company confirm the termination of your employment effective October 31, 2011 (hereinafter, the “Separation Date”). You agree that thereafter, you will not represent yourself to be associated in any capacity with the Company or the Releasees (as defined below). You agree to resign as of the Separation Date from all positions you hold or occupy with Knight including as a Board member, officer and/or director. You further agree to cooperate and execute administrative documents necessary to effectuate such termination and resignations. By this Agreement and Release, the offer letter between you and the Company effective September 10, 2002 is terminated and superseded by this Agreement and Release, except as may be specifically provided herein. You further understand and agree that the terms of the Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) between you and the Company, which you certified to on or about January 24, 2011, remain in full force and effect. In the event the provisions of this Agreement and Release conflict with the provisions of the Confidentiality Agreement or other agreements between you and the Company, the provisions of this Agreement and Release shall govern, except with regard to the choice of law and personal jurisdiction provisions, in which event the Confidentiality Agreement shall govern as to those provisions.

2. Compensation. Regardless of whether you sign this Agreement and Release, your total and final compensation, payments and benefits from the Company shall be as follows (subject to applicable deductions and withholdings):

a. You will continue to receive your salary at the current rate of your base compensation through November 15, 2011, payable in accordance with the Company’s payroll practices. Your group medical and dental insurance benefits will remain in effect through November 30, 2011.

b. Upon the Separation Date, you will cease to actively participate in all other benefit plans and programs, including, but not limited to, the Company’s 401(k) plan and any entitlements thereunder will be governed by the terms of such plans and programs. You agree that any amounts payable under this Paragraph 2 will not be taken into account in determining any such entitlements;

Gregory Voetsch November 7, 2011 Page 2 of 10

c. You will be paid your accrued and unused vacation time in a lump sum.

d. You will be reimbursed for approved and authorized out-of-pocket travel and business expenses incurred through your Separation Date, as soon as practicable thereafter.

3. Consideration. You will be entitled to the following payments and benefits (subject to applicable deductions and withholdings), contingent upon your execution and delivery of this Agreement and Release in accordance with the provisions of Paragraph 21 below, and non-revocation of the same and subject to Paragraph 22 herein:

a. If this Agreement and Release becomes effective, then the Company will pay you a lump sum payment of $4,100,000 on the thirtieth day following the Separation Date,

b. On the next pay period following May 1, 2012, you shall receive a lump sum cash payment equaling the fair market value for 251,185 unvested shares of Knight Capital Group, Inc. (“KCG”) common stock related to prior annual bonus awards you received (the “bonus shares”). For purposes of establishing the value of the bonus shares, the parties agree the fair market value is $12.64 per share. In exchange for the lump sum payment for your bonus shares, your unvested bonus shares shall be forfeited.

c. In exchange for your agreement to abide by the non-compete and non-solicitation and non-hire restrictions (collectively the “Post Employment Restrictions”) set forth in Exhibit A to the restricted stock agreements, dated, January 31, 2010 and January 31, 2011, respectively (collectively the “Restricted Stock Agreements), the Company will pay directly the premiums relating to the first 12 months of your family coverage under COBRA, and, thereafter, continued coverage will be at your expense per the terms of COBRA. No premium will be paid for any period of coverage after you are eligible to elect for comparable coverage on another employer’s group health plan. Payment of the premiums by the Company for the first 12 months of your coverage under COBRA is contingent upon your initial and continuing eligibility for such coverage (and associated costs) as determined by, and subject to your present eligibility for such coverage. This Agreement and Release supersedes and governs any inconsistent provisions of the Post Employment Restrictions.

4. No Other Compensation. You understand and agree that the compensation, payments and benefits provided for in Paragraph 3 of this Agreement and Release are in excess of those to which you may be entitled from the Company or the Releasees, and you expressly acknowledge and agree that you are not entitled to any additional compensation, payment or benefit from the Company or the Releasees, including, but not limited to, any compensation, payment or benefit under any Company severance plan or policy.

Gregory Voetsch November 7, 2011 Page 3 of 10

5. Waiver and Release By You. In exchange for the compensation, payments, benefits and other consideration provided to you pursuant to this Agreement and Release, you agree as follows:

a. To the fullest extent permitted by law you hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, WAIVE AND FOREVER DISCHARGE the Company and the Releasees from any and all legally waiveable agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which you, your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the date you execute this Agreement and Release, including, without limitation, any and all claims arising out of or relating to your employment, compensation and benefits with the Company and/or the termination thereof, and any and all contract claims, benefit claims, tort claims, fraud claims, claims under any employment agreement or offer letter (and any predecessor agreement), claims related to any restricted stock awards, commission claims, defamation claims, disparagement claims, or other personal injury claims, claims related to any bonus compensation, claims for accrued vacation pay, claims for wrongful discharge of any type, including, but not limited to, in violation of public policy, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto, except that the Company’s obligations under this Agreement and Release shall continue in full force and effect in accordance with its terms. THIS RELEASE AND WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL RIGHTS AND CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, THE CIVIL RIGHTS ACT OF 1866 (42 U.S.C. 1981), THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT, AS AMENDED, THE FAMILY AND MEDICAL LEAVE ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT AS AMENDED BY THE OLDER WORKERS’ BENEFIT PROTECTION ACT, THE NEW JERSEY LAW AGAINST DISCRIMINATION, THE SARBANES-OXLEY ACT OF 2002, THE NEW JERSEY WAGE PAYMENT ACT, THE NEW JERSEY FAMILY LEAVE ACT, THE NEW JERSEY CONSCIENTIOUS EMPLOYEE PROTECTION ACT, THE LILLY LEDBETTER FAIR PAY ACT; and all other federal, state or local fair employment practices statutes, ordinances, regulations or constitutional provisions; provided, however, that this waiver and release shall not prohibit you from enforcing your rights under this Agreement and Release.

b. To the fullest extent permitted by law, you represent and affirm that: (i) you have not filed or caused to be filed on your behalf any claim for relief against the Company before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency, and, to the best of your knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company on your behalf, whether in your name or on your behalf as part of a class, collective or representative action; and (ii) you have not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, department head, Human Resources representative, agent or other representative of the Company, to any member of Knight’s legal or compliance departments, or to the Company’s Ethics Committee, and have no knowledge of any such improper, unethical or illegal conduct or activities.

Gregory Voetsch November 7, 2011 Page 4 of 10

c. For the purpose of implementing a full and complete release and discharge of claims, you expressly acknowledge that this Agreement and Release is intended to include in its effect, without limitation, all the claims described in the preceding Paragraph 5(a), whether known or unknown, apparent or concealed, and that this Agreement and Release contemplates the extinction of all such claims, including claims for attorney’s fees. You expressly waive any right to assert after the execution of this Agreement and Release that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this Agreement and Release.

d. For purposes of this Agreement and Release, the terms “the Company and the Releasees” and “the Company or the Releasees”, include Knight Capital Group, Inc., Knight Capital Americas, L.P., Knight Capital Europe Limited, Knight Capital Asia Limited, Hotspot FX Holdings, Inc. and any past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their and Knight’s past, present and future officers, directors, shareholders, representatives, employees, agents and attorneys, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Agreement and Release shall inure to the benefit of and be enforceable by all such entities and individuals and their successors and assigns.

e. You release all claims for events or omissions occurring prior to the date of this Agreement and Release, except that nothing in this Agreement and Release shall be construed to prevent you from filing or participating in a charge of discrimination filed with the Equal Employment Opportunity Commission (“EEOC”). However, by signing this Agreement and Release, you waive the right to recover any monetary damages or attorneys’ fees from the Company in any claim or lawsuit brought by or through the EEOC.

f. The Company represents that (i) it has not filed or caused to be filed any claim for relief against you before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency, (ii) is not presently aware of any basis for such a claim and (iii) has no present intention of bringing any claim against you.

6. Admissions. Nothing contained in this Agreement and Release shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of you, the Company or Releasees.

7. Return of Documents and Property. On or before the Separation Date, you will return to the Company all known equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks), computer disks, flash drives, credit cards, Company keys, I.D. cards and other property, including, without limitation, stand alone computer, fax machine, printers, telephones, and other electronic devices in your possession, custody, or control which are or were owned and/or leased by the Company in connection with the conduct of the business of the Company (collectively referred to as “Company Property”). You further warrant that you have not retained, or delivered to any person or entity, copies of Company Property or permitted any copies of Company Property to be made by any other person or entity.

Gregory Voetsch November 7, 2011 Page 5 of 10

8. Non-Disparagement. You agree that you shall not issue, authorize or condone any disparaging comments or statements to present or former employees of Knight (or of its subsidiaries or affiliates), or to any individual or entity with whom or which Knight or any of its subsidiaries or affiliates has a business relationship, or to others, which could affect adversely the conduct of Knight’s business or its reputation or the conduct of business or the business or reputation of any of Knight’s current or former parents, subsidiaries, affiliates, officers, directors or employees. The Company will instruct the members of the Company’s Executive Committee not to make any disparaging comments or statements about you, to any present or former colleagues of you, or to any individual or entity with whom you have a business relationship, or to others, which is reasonably likely to affect adversely your business or your reputation.

9. Confidentiality. You agree to maintain the confidentiality of, and refrain from disclosing, making public, or discussing in any way whatsoever the terms and conditions of this Agreement and Release. Notwithstanding the foregoing, it is understood that as the sole exceptions to this confidentiality provision: (i) you may discuss this Agreement and Release with your spouse; (ii) you may discuss this Agreement and Release with your attorneys; (iii) you may permit appropriate public accountants to review this Agreement and Release in connection with the conduct of an audit, and may permit attorney(s), accountant(s) and tax advisor(s) of your choice to review this Agreement and Release in connection with the receipt of advice on the taxability of the compensation, payments and benefits set forth in Paragraphs 2 and 3 of this Agreement and Release, your rights hereunder, or to answer inquiries with respect thereto; (iv) you may disclose the terms of this Agreement and Release to the Internal Revenue Service and any similar state taxing authorities, if requested by such authorities or as necessary to comply with all applicable income tax laws; and (v) you may disclose the terms of this Agreement and Release as provided for in Paragraph 11 below. To the extent that you divulge the terms of this Agreement and Release to any of the individuals described in (i), (ii) and (iii) above, you shall advise each such individual of this confidentiality provision and instruct each such individual of the confidential nature of this Agreement and Release and that each such individual must comply with the confidentiality terms of this Agreement and Release and not divulge any of the terms and conditions thereof.

10. Confidentiality; Non-Disclosure. Except as otherwise provided in this document:

a. You agree that you will keep confidential, and not disclose, nor use for your benefit or the benefit of any other person or entity, any written material, records, documents or information made by you or coming into your possession during the course of your employment with Knight, information which is confidential or proprietary or which constitutes trade secrets of Knight and which: (i) has not been disclosed publicly by Knight, (ii) is otherwise not a matter of public knowledge, or (iii) is a matter of public knowledge but which you have reason to know became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information shall include information that has been developed by Knight and is unique to Knight, the unauthorized disclosure or use of which could reduce the value of such information to Knight. Such information also includes, without limitation, Knight’s client lists, its trade secrets, any confidential information about (or provided by) any current or former officer, director, employee, client or prospective client of Knight, and any

Gregory Voetsch November 7, 2011 Page 6 of 10

written material referring or relating to legal, litigation or regulatory matters. Nothing herein shall prevent you from retaining and utilizing your personal records, including copies of benefit plans and programs in which you retain an interest, desk calendars or other personal office effects.

b. You agree you shall not issue, authorize, or condone comments or statements to the press concerning Knight or any of its parents, affiliates, officers, or vectors other than to say “I cannot comment.” You shall notify Knight’s General Counsel if you have been contacted by the press or broadcast media.

11. Permitted Disclosure.

a. Nothing in this Agreement and Release shall prohibit or restrict you or the Company from: (i) making any true, accurate and complete disclosure of information required by law, regulation or legal process, it being acknowledged and agreed that Knight will be required to file this Agreement and Release as an exhibit to a Form 8K or Form 10Q and include therein a summary of the terms thereof (ii) providing information to, or testifying or otherwise participating in or assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or Knight’s Legal or Compliance Departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of Sarbanes-Oxley Act or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

b. To the extent permitted by law, you agree to give Knight timely and prompt written notice (in the manner provided for herein) of the receipt of any subpoena, court order or other legal process compelling the disclosure of any information and/or documents described so as to allow Knight reasonable opportunity to take such action as may be necessary in order to protect such information and/or documents from disclosure.

12. Cooperation You agree to reasonably cooperate with Knight and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your employment by Knight.

13. Covenant Not to Compete, Non-Solicitation, Non-Hire. In exchange for the payments and other consideration set forth herein, you agree and acknowledge that the Post Employment Restrictions involving the non-compete set forth in the Restricted Stock Agreements shall remain in full force and effect for a six (6) month period following the Separation Date and the Post Employment Restrictions involving the non-hire and non-solicit shall remain in full force and effect for a period of twelve (12) months following the Separation Date. You further agree and acknowledge that the payments and other consideration set forth in this Agreement and Release constitute separate, adequate and additional consideration for the application of these provisions, and are in lieu of the salary payments required under those Restricted Stock Agreements for the enforcement and continued applicability of such provisions.

Gregory Voetsch November 7, 2011 Page 7 of 10

14. Modifications. This Agreement and Release may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement and Release, nor any future representation, promise or condition in connection with the subject matter of this Agreement and Release, shall be binding upon any party hereto unless made in writing and signed by such party.

15. Governing Law. This Agreement and Release shall be subject to and governed by and interpreted in accordance with the laws of the State of New Jersey without regard to conflicts of law principles. You hereby: (i) irrevocably submit to the jurisdiction of any arbitration panel or any state or federal court sitting in the State of New Jersey, for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement and Release; and (ii) waive and agree not to assert in any such proceeding a claim that you are not personally subject to the jurisdiction of the court referred to above, or that the suit or action was brought in an inconvenient forum.

16. Assignment. This Agreement and Release shall be binding upon you and your executors, administrators, heirs and legal representatives. The Company may, at its sole discretion, sell or otherwise assign any rights, obligations or benefits it has under this Agreement and Release, but any such assignment shall not relieve the Company of its obligations under this Agreement and Release in the event the assignee fails to fulfill the Company’s obligations hereunder. You may not sell or otherwise assign any rights, obligations or benefits under this Agreement and Release, and any attempt to do so shall be void.

17. Entire Agreement. This Agreement and Release contains the entire agreement between the parties and supersedes and terminates any and all previous agreements between them, whether written or oral except as specifically set forth herein.

18. Specific Enforcement. The parties agree that this Agreement and Release may be specifically enforced in court or arbitration and may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement and Release. In the event any action, suit or other proceeding is brought to interpret, enforce or obtain relief from a breach of this Agreement and Release, the prevailing party shall recover all such party’s costs, expenses and attorneys’ fees incurred in each and every such arbitration, action, suit or other proceeding, including any and all appeals or petitions therefrom.

Gregory Voetsch November 7, 2011 Page 8 of 10

19. Notices. All notices in connection with or provided for under this Agreement and Release shall be validly given or made only if made in writing and delivered personally, by facsimile or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:

If to Gregory Voetsch addressed to:

John S. Favate, Esq.

Hardin Kundla McKeon & Poletto

673 Morrs Avenue

Springfield, NJ 07081

973.912.5222 x2293

If to the Company, addressed to:

Bronwen Bastone

Knight Capital Group, Inc.

545 Washington Boulevard, 3rd Floor

Jersey City, New Jersey 07310

PHONE: 201-557-6861

FAX: 201-222-7869

or at such other address as either party may designate to the other by notice similarly given. Notice shall be deemed to have been given upon receipt in the case of personal delivery or facsimile and upon the date of receipt indicated on the return receipt in the case of mail.

20. Severability. If, at any time after the Effective Date (as defined below) of this Agreement and Release, any provision of this Agreement and Release shall be held by any court or other forum of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release; provided, however, that upon a finding by a court of competent jurisdiction that the release set forth in Paragraph 5 is illegal and/or unenforceable, Knight shall be released from any obligations hereunder.

21. Acknowledgment. By signing this Agreement and Release, you certify that you have read the terms of this Agreement and Release, and that your execution of this Agreement and Release shall indicate that this Agreement and Release conforms to your understanding and is acceptable to you as a final agreement. You further acknowledge and agree that, pursuant to Paragraph 5 above, by signing this Agreement and Release, you waive and release any and all claims you may have or have had against the Company and the Releasees, including, without limitation, claims under the Age Discrimination in Employment Act as amended by the Older Workers’ Benefit Protection Act. You further acknowledge and agree that you have been advised of the opportunity to consult with counsel of your choice and that you have been given a reasonable and sufficient period of time of not less than twenty-one (21) days in which to consider and return this Agreement and Release. You further acknowledge and agree that upon your execution and return of this Agreement and Release, you will be permitted to revoke the Agreement and Release at any time during a period of seven (7) days following your execution hereof. To be effective, the revocation must be in writing and must be hand-delivered or telecopied to the Company within the seven (7) day period. This Agreement and Release will not be effective until the seven (7) day period has expired without revocation, the “Effective

Gregory Voetsch November 7, 2011 Page 9 of 10

Date.” If the Agreement and Release is not executed and returned on or before November 22, 2011, or if this Agreement and Release is executed and then revoked within the aforementioned seven (7) day period, this Agreement and Release will be of no further force or effect, and neither you nor the Company will have any rights or obligations hereunder.

22. Code Section 409. To the extent applicable, it is intended that this Agreement and Release comply with or as applicable, constitute a short-term deferral or otherwise be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated there under (“Section 409A”). This Agreement and Release will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement and Release to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). You and Knight agree that your termination of employment shall be considered a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement and Release during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon your death, if earlier). In addition, for purposes of this Agreement and Release, each amount to be paid or benefit to be provided to you pursuant to this Agreement and Release shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of this Agreement and Release, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A or as otherwise set forth in Section 2 of this Agreement and Release.

Gregory Voetsch November 7, 2011 Page 10 of 10

We appreciate your service to Knight, and we wish you the best in all your future endeavors.

Sincerely yours,

Knight Capital Group, Inc.

By:	/s/ Bronwen Bastone
Bronwen Bastone
Senior Managing Director- Human Resources
Knight Capital Group, Inc.

/s/ Gregory Voetsch	Date:	11/07/11
Gregory Voetsch

Subscribed and sworn to before me

This 7th day of November 2011

/s/ Karen M. Wentzheimer

NOTARY PUBLIC